Exhibit 99.1

CRAILAR TECHNOLOGIES INC. ANNOUNCES INITIAL CLOSING OF A SECURED CONVERTIBLE DEBENTURES FINANCING AND INCREASE TO AND EXTENSION OF THE FINANCING

FOR IMMEDIATE RELEASE

Closing of First Tranche of the Offering

Victoria, B.C., and Portland, Ore. (July 26, 2013) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCBB: CRLRF) ("CL" or the "Company") is pleased to announce that it has closed the first tranche of its previously announced non-brokered private placement offering (the "Offering") of 10.0% secured, subordinated convertible debentures (the "Debentures") of the Company for aggregate gross proceeds of $3,535,000.

These Debentures will mature on July 26, 2016 (the "Maturity Date") and will accrue interest at a rate of 10.0% per annum payable semi-annually in arrears on March 31st and September 30th in each year commencing September 30th, 2013. At the holder's option, the Debentures may be converted into common shares in the capital of the Company (each a "Share") at any time up to the earlier of the Maturity Date and the business day immediately preceding the date specified by the Company for redemption of the Debentures. The conversion price, subject to adjustment in certain circumstances, will be $2.00 per Share, being a conversion rate of approximately 500 Shares for each $1,000 principal amount of Debentures. The Debentures will not be listed for trading on the TSX Venture Exchange (the "Exchange") or any other public market. Each subscriber for Debentures has now received 800 transferable common share purchase warrants (each a "Warrant") for each $1,000 of principal amount tendered to the Company, with each Warrant now entitling the holder thereof to purchase one additional Share (each a "Warrant Share") at an exercise price of $1.25 per Warrant Share until July 26, 2016.

In conjunction with the closing of this tranche of the Offering the Company has agreed to pay compensation to certain finders of aggregate cash finder's fees of $240,450 together with non-transferable share purchase warrants, having the same attributes as the Warrants, for the purchase of an aggregate of up to 192,360 Shares of the Company.

The securities issued under this first tranche of the Offering, including the share purchase warrants issued to the finders, are subject to a Canadian four month hold period which will expire on November 27, 2013. In addition, such securities are "restricted securities" as defined under Rule 144(a)(3) of the U.S. Securities Act and contain the appropriate restrictive legends as required under the U.S. Securities Act, National Instrument 45-102 and as required by the Exchange.

The Company intends to use the net proceeds of the Offering to fund the Company's capital program and for general corporate purposes.

Increase to and Extension of the Offering

The Company is also pleased to announce that, based on additional expressions of interest, the Company has increased its proposed Offering from $5,000,000 to up to $5,535,000 and extended the proposed closing date to August 31, 2013. There is no assurance that the balance of the Offering will be taken up.

The Debentures and Warrants, and the shares issuable pursuant to the Debentures and the Warrants, have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any public offering of such securities to be made in the United States must be made by means of a prospectus containing detailed information about the Company and management, as well as financial statements.

Neither the Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Exchange) accepts responsibility for the adequacy or accuracy of this release.

About CRAiLAR Technologies Inc.

CRAiLAR® Technologies Inc., previously known as Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other best fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is used primarily as a compliment to cotton today, and aims to supplement the impending natural fiber gap caused by the increased use of cotton and other natural fibers in emerging global markets. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, and Target for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, Target, PVH Corp and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

For further information please contact:

Media Contact:
Ryan Leverenz
CRAiLAR Technologies Inc.
(415) 999-1418
ryan.leverenz@naturallyadvanced.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
Chief Financial Officer
CRAiLAR Technologies Inc.
(866) 436-7869
ir@crailar.com

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, closing date of the Offering and the anticipated use of the net proceeds of the Offering. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. The closing of the Offering could be delayed if CL is not able to obtain the necessary regulatory and stock exchange approvals on the timelines it has planned. The Offering will not be completed at all if these approvals are not obtained or some other condition to the closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Offering by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The Exchange has neither approved nor disapproved the contents of this press release.